Exhibit 10.82

Compensation Arrangements with Outside Directors

Beginning in July 2005, non-management (outside) directors will be paid:

•                  a quarterly retainer of $16,250;

•                  $2,000 for each in-person Board meeting attended;

•                  $1,000 for each telephonic Board meeting attended;

•                  $1,750 for each in-person committee meeting attended, other than for the Audit Committee;

•                  $875 for each telephonic committee meeting attended, other than for the Audit Committee;

•                  $2,000 for each in-person Audit Committee meeting attended; and

•                  $1,000 for each telephonic Audit Committee meeting attended.

Committee chairpersons of the Compensation, Nominating & Governance and Information Technology Oversight Committees will be paid an additional annual fee of $10,000.  The Audit Committee chairperson will be paid an additional annual fee of $17,500.  Each outside director who is elected at FedEx’s 2005 annual meeting will receive a stock option for 5,400 shares of FedEx common stock on the date of the 2005 annual meeting.  Any outside director appointed to the Board after the 2005 annual meeting will receive a stock option for 5,400 shares of FedEx common stock upon his or her appointment.

Outside directors are reimbursed for travel, lodging and other customary out-of-pocket expenses incurred in attending Board, committee and stockholder meetings.  In addition, outside directors have FedEx Express and FedEx Ground discount shipping privileges and discount service privileges at FedEx Kinko’s on the same basis as provided generally to employees.

Charles T. Manatt was elected to the Board of Directors at the 2004 annual meeting of stockholders.  Mr. Manatt previously served as a director of FedEx (and its predecessor, FedEx Express) from 1989 until his resignation in December 1999 to become the United States ambassador to the Dominican Republic.  In accordance with the terms of the FedEx Corporation Amended and Restated Retirement Plan for Outside Directors, Mr. Manatt is paid a retirement benefit of $36,000 per year, payable in quarterly installments.  The payments to Mr. Manatt under this plan will end in December 2009 unless Mr. Manatt elects, in accordance with the terms of the plan, to be paid a lump sum amount for the remaining installments.